Exhibit 99.1

WORLD HEART CORPORATION

Voting Results
(Section 11.3 of National Instrument 51-102)

This report describes the matters voted upon and the outcome of the votes at the Special Meeting of Shareholders of World Heart Corporation (the “Corporation” or “WorldHeart”) held on Thursday, September 17, 2009.

Matter		Outcome of Vote

1.	Election of Directors

The following nominees were elected as Directors of the Corporation to hold office until the next annual meeting or until their successors are elected or appointed:

Jeani Delagardelle

Michael S. Estes

William C. Garriock

Gary W. Goertz

Anders D. Hove

J. Alexander Martin

Austin W. Marxe

Michael R. Minogue

Carried by a majority of votes on a show of hands with 99.96% of the 12,926,196 votes represented by proxy voting for the election of the nominated directors.

2.	Appointment of Independent Registered Public Accounting Firm

Burr Pilger & Mayer LLP were appointed as the independent registered public accounting firm of the Corporation for its fiscal year ending December 31, 2009, and the Board of Directors was authorized to fix their remuneration.

Carried by a majority of votes on a show of hands with 99.9% of the 12,925,621 votes represented by proxy voting for the appointment of the auditors.

3.	Special Resolution Approving the Arrangement Resolution

A special resolution approving a plan of arrangement pursuant to Section 192 of the Canada Business Corporations Act as a result of which, among other matters, the Corporation’s jurisdiction of incorporation would be changed from the federal jurisdiction of Canada to the State of Delaware, by way of a domestication under Section 388 of the Delaware General Corporation Law, and the adoption of the certificate of incorporation authorized in the special resolution to be effective as of the date of the reincorporation (domestication) was approved.

Carried by a majority of votes on a ballot with 99.95% of the 10,111,170 votes represented by proxy voting for the resolution.

4.	Special Resolution Approving the Stated Capital Reduction Resolution

A special resolution reducing the stated capital of the common shares of the Corporation to an aggregate amount of US$1.00 was approved		Carried by a majority of votes on a ballot with 99.88% of the 12,926,096 votes represented by proxy voting for the resolution.

5.	Amendment of the World Heart Corporation 2006 Equity Incentive Plan

The amendment of the World Heart Corporation 2006 Equity Incentive Plan to increase the aggregate number of common shares authorized for issuance under the plan by 700,000 common shares was approved.		Carried by a majority of votes on a show of hands with 99.84% of 12,925,618 of the votes represented by proxy voting for the resolution

San Francisco, California, September 23, 2009

WORLD HEART CORPORATION

By:	/s/ Morgan Brown
Morgan Brown, Chief Financial Officer
World Heart Corporation